Exhibit 10.12

Executive Employment Arrangements

On March 10, 2011, the Compensation Committee (the “Committee”) of GelTech Solutions, Inc. (“GelTech”) approved three-year employment arrangements for Michael Cordani, its Chief Executive Officer, Joseph Ingarra, its President and Peter Cordani, its Chief Technology Officer (collectively, the “Executives”).  The Executives will receive a base salary of $150,000 per year with the Committee having the authority to increase the Executive’s base salary for the succeeding 12-month period with the increase based on profitability, positive cash flow or such other factors as the Committee deems important.  Following the completion of each fiscal year, the Committee will have the discretion to award each of the executives a target bonus based on each Executive’s job performance, the Company’s revenue growth, positive cash flow, net income before income taxes or other criteria selected by the Committee.  Additionally, the Executives were each granted 250,000 10-year non qualified stock options exercisable at $1.25 per share.  The options vest in three equal annual increments subject to meeting certain budgeted revenue targets which will be set by the Committee and further subject to continued employment on each applicable vesting date.